ARTICLES OF AMENDMENT
                                     TO THE
                          ARTICLES OF INCORPORATION OF
                         MEDICAL MEDIA TELEVISION, INC.


      Medical  Media  Television,   Inc.,  a  Florida  corporation,   acting  in
compliance with the provisions of Florida Statutes Section 607.1006, hereby adopts the following amendments to its Articles of Incorporation:

      1.The Articles of Incorporation of the Corporation are hereby amended by deleting the present form of Article IV in its entirety and by substituting, in lieu thereof, the following:

                           "ARTICLE IV - CAPITAL STOCK

            The   Corporation  is  authorized  to  issue  Two  Hundred
            Seventy-Five  Million   (275,000,000)  shares  of  capital
            stock, designated as follows: (a) Two Hundred Fifty Million (250,000,000) shares of Common Stock, par value $0.0005 per share which shall be designated as "Common Stock"; and (b) Twenty-Five Million (25,000,000) shares of Preferred Stock, no par value per share, which shall be designated "Preferred Stock," to be issued in such series with such designations, rights, privileges and preferences, dividends, splits, conversions or other issues as shall be determined from time to time by the Board of Directors of the Corporation."

      2.The foregoing amendment shall become effective as of the close of business on April 19, 2007.

      3.The amendment recited in Section 1 above has been duly adopted in accordance with the provisions of Chapter 607, Florida Statues, by the Shareholders of the Corporation who adopted a resolution setting forth such amendment and voting thereof through Written Action dated April 17, 2007 with shareholders holding a total of 25,181,552 shares of the total shares of Common Stock outstanding of 46,121,302 (55%), which votes cast were sufficient for approval.

      IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be prepared under the signature of its President and Secretary, on April 18, 2007.


                                  MEDICAL MEDIA TELEVISION, INC.

                                  By:  /s/ Philip M. Cohen
                                       -----------------------------------------
                                           Philip M. Cohen, President


                                  By:  /s/ Teresa J. Bray
                                       -----------------------------------------
                                           Teresa J. Bray, Secretary